Exhibit 16.1

December 17, 2010

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:   Careview Communications, Inc.

         Commission File No. 000-54090

Dear Sir or Madam:

We have read the statements that we understand Careview Communications, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Rosenberg Rich Baker Berman & Company

Rosenberg Rich Baker Berman & Company

/sd

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS — CENTER FOR AUDIT QUALITY — PRIVATE COMPANIES PRACTICE SECTION POLARIS INTERNATIONAL — REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD